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                                                                     EXHIBIT 4.3

                  PHYSICIAN COMPETITIVE RESOURCE CORPORATION

                 1994 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

1. Purpose

     The purposes of the 1994 Stock Option Plan for Outside Directors (the "Plan") are to advance the interests of PHYSICIAN COMPETITIVE RESOURCE CORPORATION (the "Company") and its shareholders by attracting and retaining the highest quality of experienced persons as Outside Directors (as hereinafter defined) and to align the interests of the Outside Directors more closely with the interests of the Company's shareholders.

2. Definitions.

     For purposes of the Plan, the following terms shall have the meanings indicated below:

     (a) "Board" shall mean the Board of Directors of the Company.

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

     (c) "Committee" shall mean the members of the Board not eligible to participate in the Plan.

     (d) "Company" shall mean Physician Competitive Resource Corporation, a corporation organized under the laws of the State of Texas or any successor corporation.

     (e) "Disability" means permanent and total disability within the meaning of
         Section 22(e)(3) of the Code, as determined by the Committee.

     (f) "Exercise Date" shall mean the date on which the Company receives the notice of exercise of an Option from an Optionee as set forth in
         Section 7(d).

     (g) "Fair Market Value" shall mean, as of a given date, (i) the average bid and asked prices for the Stock on The Nasdaq Stock Market (National Market) for the last preceding date on which there was a sale of the Stock, or (ii) if the Stock is not traded on The Nasdaq Stock Market (National Market), the fair market value of a share of Stock as determined by the Committee in good faith.

     (h) "Option" shall mean an option granted to an Outside Director pursuant to the Plan.

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     (i) "Optionee" shall mean an Outside Director who has been granted an
         Option pursuant to the Plan.

     (j) "Outside Director" shall mean any member of the Board who has not served as an employee of the Company at any time during the two-year period preceding the date on which an Option is granted to such Optionee.

     (k) "Plan" shall mean the 1994 Stock Option Plan for Outside Directors.

     (l) "Stock" shall mean the Common Stock of the Company.

3. Administration

     The Plan shall be administered by the Committee. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan; provided, however, that the Committee shall have no discretion with respect to designating the recipient of an Option, the number of shares of Stock that are subject to an Option or the per share exercise price for an Option. All decisions made by the Committee in construing the provisions of the Plan shall be final.

4. Eligibility

     Each Outside Director shall be eligible to participate under the Plan.

5. Stock Subject to the Plan

     Subject to adjustment as provided in Paragraph 9, not more than 250,000 shares of Stock may be issued with respect to the Options granted under the Plan. Such shares that are reserved for issuance under the Plan are authorized but unissued shares of Stock. Shares of Stock subject to an Option shall, upon the expiration or termination of such Option to the extent unexercised, again be available for grant under the Plan.

6. Grant of Options

     Options will be awarded under this Plan pursuant to the following formula:
Each person elected as an Outside Director after August 1, 1994 shall receive an initial one-time option grant for the purchase of 15,000 shares of Stock (subject to adjustment as provided in Paragraph 9) at the time of such director's election. In addition, each Outside Director shall receive on the date of the annual meeting of the Company's shareholders, commencing with the 1995 annual meeting of shareholders, an option grant for the purchase of 2,000 shares of

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Stock (subject to adjustment as provided in Paragraph 9), provided such Outside
Director has served as such for at least one year as of the date of the annual meeting. The exercise price of each Option granted under this Plan shall be the Fair Market Value on the date of grant.

7. Terms and Conditions of Options

     (a) Term

         Options shall vest on the first anniversary of the date of grant and shall be exercisable in whole or part at any time upon fulfillment of the vesting period. In no event may an Option be exercisable:

            (i) Until the Optionee shall have completed at least one year of continued service as a director of the Company (or by a corporation or a subsidiary or parent of such corporation issuing or assuming an option in a transaction to which Section 425(a) of the Code applies) after the date such Option is granted; or

            (ii)  For more than ten years from the date of grant.

            (iii) Whether an authorized leave of absence shall constitute termination of service as a director shall be determined by the Committee. In the event of the death or Disability of an Optionee during his service as a director, all his unexercised Options shall immediately become exercisable and may be exercised (by his personal representative in the event of such death) for a period of three years following the date of such death or one year following the date of such Disability, but in no event after the respective expiration dates of such Options. In the event of the termination of an Optionee's service as a director for cause, any Options held by him under the Plan not theretofore exercised shall terminate immediately upon such termination of service as a director and may not be exercised thereafter. The Committee in its sole discretion may determine that an Optionee's service as a director was terminated for cause, if it finds that the Optionee willfully violated any of the Company's policies on ethical business conduct or engaged in any activity or conduct during his service as a director which was inimical to the best interests of the Company. If an Optionee's service as a director is terminated for any reason other than by his death or Disability or by the Company for cause, his Options, to the extent then exercisable, may be exercised within one year immediately following the date of termination, but in no event after the respective expiration dates of such Options.

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     (b) Exercise of Options

         An Option shall be exercised by delivering to the Corporate Secretary of the Company a written notice of exercise in the form prescribed by the Corporate Secretary for use from time to time. Such notice of exercise shall indicate the number of shares for which the Option is to be exercised and shall be accompanied by the full exercise price for the portion of the Option to be exercised.

     (c) Form of Payment

         The exercise price may be paid in cash (including certified or cashier's check, bank draft or money order), Stock which is free and clear of all liens, claims or other encumbrances by third parties, or a combination of Stock and cash. The Stock so delivered shall be valued at the Fair Market as of the Exercise Date. No shares of Stock shall be issued or delivered until full payment therefor has been made.

     (d) Non-Transferability

         No Option shall be assignable or transferable by the Optionee, except by will or pursuant to applicable laws of descent and distribution. During the life of an Optionee, an Option shall be exercisable only by such Optionee or such Optionee's legal representative.

     (e) No Rights as Shareholders

         Neither an Optionee nor an Optionee's legal representative shall have any rights as shareholders of the Stock unless and until certificates for shares of Stock are registered in his or her name in satisfaction of a duly exercised Option.

8. Withholding Taxes

     Whenever the Company grants, issues or transfers shares of Stock under the Plan, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate for such shares. In accordance with the requirements of Rule 16b-3(e) under the Securities Exchange Act of 1934, as amended, an Optionee shall have the right to elect to have the Company retain sufficient shares of Stock subject to an Option to satisfy any such withholding tax requirements by giving written notice to the Company: (a) during the period beginning on the third business day following the public release of the Company's quarterly or annual summary statements of sales and earnings and ending on the

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twelfth business day following such release or (b) at any other time permitted under Rule 16b-3. Such election shall be irrevocable by the Optionee to the extent required under Rule 16b-3(e). The Committee shall have the right, in its sole discretion, to accept or reject such election. Whether or not the Optionee makes such an election, the Company shall have the right to retain sufficient shares of Stock to cover the amount of any tax required by any government to be withheld or otherwise deducted or paid with respect to the exercise of the Options; provided, that the Optionee does not deliver to the Company cash and/or shares of Stock in the amount determined by the Company to be sufficient to satisfy such tax. The Stock so retained or delivered shall be valued at the Fair Market Value as of the date of such retention or delivery.

9. Capital Adjustments and Corporate Reorganizations

     In the event of any change in the outstanding shares of Stock by reason of a stock dividend, split or combination, or recapitalization or reclassification, or reorganization, merger or consolidation, in which the Company is the surviving corporation or other similar change affecting the Stock, the number of shares then subject to Options and for which Options may thereafter be granted and the price per share of Stock payable upon exercise or surrender of such Options shall be appropriately adjusted by the Committee to reflect such change. No fractional shares shall be issued as a result of such adjustment. In the event of a dissolution of the Company or a reorganization, merger or consolidation in which the Company is not the surviving corporation, the Company by action of its Board shall either (i) terminate outstanding and unexercised Options as of the effective date of such dissolution, merger or consolidation by giving notice to each Optionee of its intention to do so and permitting the exercise, during the period prior to such effective date to be specified by the Committee, of all outstanding and unexercised Options or portions thereof; provided, however, that no Option shall become exercisable hereunder either after the expiration date thereof or prior to six (6) months from the date of grant thereof, or (ii) in the case of such reorganization, merger or consolidation, arrange for an appropriate substitution of shares or other securities of the corporation with which the Company is reorganized, merged or consolidated in lieu of the shares which are subject to any outstanding and unexercised Options.

10. Effective Date and Term of the Plan

     The Plan shall be effective as of April 30, 1994, subject to the Plan being approved by the shareholders. The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. Except with respect to Options then outstanding, if not sooner forfeited or terminated, the Plan shall terminate upon, and no further Options shall be granted after, April 30, 2004.

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11. Amendments

     The Board shall have the right to alter or amend the Plan or any part thereof from time to time to provide that:

     (a) no change in any Option theretofore granted may be made which would impair the rights of an Optionee without the consent of such Optionee;

     (b) Plan provisions may not be amended more than once every (6) six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder; and

     (c) the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares of stock which may be issued pursuant to provisions of the Plan or extend the terms of the Plan, without the approval of the shareholders of the Company.


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